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                                                                 EXHIBIT 2.5.9

                                VOTING AGREEMENT


       VOTING AGREEMENT, dated as of October 10, 1996 (this "Agreement"), by and among Heftel Broadcasting Corporation, a Delaware corporation ("Heftel"), on the one hand, and McHenry T. Tichenor, Sr., McHenry T. Tichenor, Jr. and Warren W. Tichenor (the "Shareholders").

                                   RECITALS:

       A. Concurrently herewith, Clear Channel Communications, Inc., a Delaware corporation ("Clear Channel"), and Tichenor Media System, Inc., a Texas corporation (the "Company"), are entering into that certain Amended and Restated Merger Agreement of even date herewith (the "Merger Agreement"), providing for the merger (the "Merger") of Heftel Subsidiary, Inc., a Texas corporation ("Merger Sub") and a subsidiary of Heftel, with and into the Company.

       B. Clear Channel has submitted the Merger Agreement to Heftel's Board of Directors to approve the assignment of the Merger Agreement to Heftel.

       C. The Shareholders have or will have effective authority to direct the voting of certain shares of Company Common Stock and Company Junior Preferred Stock (together, the "Company Stock") pursuant to that certain Voting Agreement (the "Tichenor Voting Agreement"), dated as of July 1, 1996, by and among the Shareholders, McHenry T. Tichenor, Jr., as Custodian for David T. Tichenor, William E. Tichenor, Jean T. Russell and the Company.

       D. Approval of the Merger Agreement by the Company's shareholders is a condition to the consummation of the Merger.

       E. The Shareholders fully support the Merger and, in order to encourage Heftel to accept an assignment of the Merger Agreement, the Shareholders are willing to enter into certain arrangements with respect to the Company Stock that they have the authority to vote.

                                  AGREEMENTS:

       NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

       SECTION 1. AGREEMENT TO VOTE OR CONSENT. Each Shareholder hereby agrees to attend the Special Meeting of the Company's Shareholders to be held for the purposes of approving the Merger Agreement and the Merger (the "Company Shareholders' Meeting"), in person or by proxy, and to vote, or cause to be voted (or, if the shareholders of the Company act by written consent, to consent in writing, or cause to consent in writing, with respect to), all Company Stock, and any other voting securities of the Company, whether issued heretofore or hereafter, that such Shareholder owns and/or has the right to vote or consent or direct the vote or consent with respect to approval and
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adoption of the Merger Agreement and the Merger, such agreement to vote to apply also to any adjournment or adjournments of the Company Shareholders' Meeting.

       SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders represent and warrant to Heftel as follows:

       SECTION 2.1. OWNERSHIP OF SHARES. Until the termination of this Agreement, the Shareholders shall not sell or otherwise transfer any of the Company Stock other than any sales or transfers to Clear Channel pursuant to the terms of those certain Stock Purchase Agreements dated as of July 9, 1996. The Shareholders have good, valid and marketable title to the Company Stock, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement, restrictions on transfer under applicable Federal and state securities laws and the pledge of the Company Stock as security for certain indebtedness of the Company pursuant to that certain Pledge Agreement dated July 9, 1996 in favor of Nations Bank of Texas, N.A. (the "Pledge Agreement")).

       SECTION 2.2. POWER; BINDING AGREEMENT. The Shareholders have the full legal right, power and authority to enter into and perform all of the Shareholders' obligations under this Agreement. The execution and delivery of this Agreement by the Shareholders will not violate any other agreement to which any Shareholder is a party, including, without limitation, any voting agreement, stockholders agreement, trust agreement, voting trust or proxy.
This Agreement has been duly executed and delivered by the Shareholders and constitutes a legal, valid and binding agreement of the Shareholders, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by the Shareholders of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or other regulatory body or (ii) upon receipt of a waiver of certain provisions of the Pledge Agreement, constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which any Shareholder is a party or by which any Shareholder is bound.

       SECTION 2.3. ABSENCE OF CERTAIN AGREEMENTS. No Shareholder has entered into any agreement, letter of intent or similar agreement (whether written or oral) with any party other than Heftel whereby such Shareholder has agreed to support, directly or indirectly, any proposal or offer (whether or not in writing and whether or not delivered to the shareholders of the Company generally) for a merger or other business combination involving the Company or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company, other than the transactions contemplated by the Merger Agreement.




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       SECTION 3.    REVOCATION OF PROXIES AND CONSENTS.  To the extent
inconsistent with Section 1 hereof, each Shareholder hereby revokes any and all previous proxies or written consents with respect to such Shareholder's Company Stock or any other voting securities of the Company.

       SECTION 4. EFFECTIVENESS. The performance of the obligations of the parties contained herein shall be subject to the prior receipt of any required consent or approval of the Merger under the Communications Act or the HSR Act.

       SECTION 5. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, or by nationally recognized overnight courier service or registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

              (a)    If to Heftel:

                     Heftel Broadcasting Corporation.
                     200 Concord Plaza
                     Suite 600
                     San Antonio, Texas 78216
                     Attn:

              with a copy to:

                     Akin, Gump, Strauss Hauer & Feld, L.L.P.
                     1500 NationsBank Plaza
                     300 Convent Street
                     San Antonio, Texas  78205
                     Attn:  Stephen C. Mount

              (b) If to the Shareholders, to the address set forth opposite such Shareholder's name on the signature pages hereto:

              with a copy to:

                     Vinson & Elkins L.L.P.
                     3700 Trammell Crow Center
                     2001 Ross Avenue
                     Dallas, Texas  75201
                     Attention:  Michael D. Wortley





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       SECTION 6.    AMENDMENTS.  This Agreement may not be amended, changed,
supplemented, waived or otherwise modified except by an instrument in writing signed by Heftel and each Shareholder.

       SECTION 7.    SUCCESSORS AND ASSIGNS.  Subject in all respects to
Section 4 hereof, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

       SECTION 8. ENTIRE AGREEMENT. This Agreement embodies the entire Agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

       SECTION 9. FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement. Each Shareholder agrees to cause the Company to place an appropriate legend reflecting the existence of this Agreement on any certificate representing shares of Company Stock in the event of a transfer of such shares.

       SECTION 10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       SECTION 11. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform such party's agreement and covenants hereunder will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations and to the granting by any such court of the remedy of specific performance of such party's obligations hereunder. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.





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       SECTION 12.   NO THIRD PARTY BENEFICIARIES.  This Agreement is not
intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

       SECTION 13. GOVERNING LAW. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

       SECTION 14. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       SECTION 16. EXPENSES. Heftel and each Shareholder shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

       SECTION 17. TERMINATION. This Agreement shall terminate upon the earlier of (a) termination of the Merger Agreement; (b) the date on which Heftel and the Shareholders mutually consent to terminate this Agreement in writing; and (c) upon the consummation of the transactions contemplated by the Merger Agreement.





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       IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



                                      Heftel Broadcasting Corporation


                                      By: /s/ MARK MAYS
                                         ---------------------------------------
                                      Name: Mark Mays
                                           -------------------------------------
                                      Title: Senior Vice President - Operations
                                            ------------------------------------



                                       /s/ McHENRY T. TICHENOR, SR.
                                      ------------------------------------------
                                      McHenry T. Tichenor, Sr.

                                      Address: 100 Crescent Court, Suite 1777
                                               Dallas, Texas  75201



                                       /s/ McHENRY T. TICHENOR, JR.
                                      ------------------------------------------
                                      McHenry T. Tichenor, Jr.

                                      Address: 100 Crescent Court, Suite 1777
                                               Dallas, Texas  75201



                                       /s/ Warren W. Tichenor
                                      ------------------------------------------
                                      Warren W. Tichenor

                                      Address: 100 Crescent Court, Suite 1777
                                               Dallas, Texas  75201





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